Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland
Press Release
NOBLE CORPORATION ANNOUNCES LETTER OF INTENT FOR NEW FIVE AND A
HALF YEAR CONTRACT AND PROVIDES UPDATE ON BRAZIL OPERATIONS
ZUG, Switzerland, January 17, 2011 — Noble Corporation (NYSE:NE) today announced that a subsidiary has signed a Letter of Intent (“LOI”) with a subsidiary of Royal Dutch Shell plc for a new five and one-half year drilling contract on a newbuild ultra-deepwater drillship that is expected to commence in the second half of 2013. The companies have agreed to model the drilling contract terms and conditions on the recently announced Noble Globetrotter II contract whereby a unit of at least the Noble Globetrotter II‘s capabilities would receive a base operating dayrate of $410,000 and be eligible for a 15 percent performance bonus. In addition, the LOI provides for a lump sum mobilization fee of approximately $18 million and a separate performance-based lump sum amount of $10 million subject to the achievement of certain criteria. Capabilities include 10,000 foot water depth capability, 200 man quarters and DP-3 station keeping. The Company is currently reviewing potential newbuild options for fulfilling this contract and expects to provide more clarity in the future. The LOI is subject to certain conditions, including Shell board approval.
Update to Brazil Operations
Noble also announced the signing of a Memorandum of Understanding (“MOU”) with Petroleo Brasileiro S.A. (“Petrobras”) regarding operations in Brazil. Under the terms of the MOU, Noble would substitute the dynamically positioned deepwater drillship Noble Phoenix, currently under contract with Shell in Southeast Asia, for the dynamically positioned drillship Noble Muravlenko. The Noble Muravlenko is currently operating under a six-year contract with Petrobras ending in 2015 at a base dayrate of $290,000, exclusive of a potential performance bonus of 15 percent. After the substitution, the Noble Phoenix would operate under the same terms. The swap of the Noble Phoenix for the Noble Muravlenko is expected to address certain reliability issues faced by the Noble Muravlenko. Upon release by Shell, the Noble Phoenix will undergo limited contract preparations, after which the unit would mobilize to Brazil. Noble expects that acceptance of the Noble Phoenix in Brazil by Petrobras would take place in the fourth quarter of 2011. The Noble Muravlenko is expected to continue operating in Brazil until the arrival and acceptance of the Noble Phoenix. Associated with the cancelation of the contract on the Noble Phoenix, the Company anticipates booking a first quarter 2011 non-cash gain of approximately $55 million. The gain is not taxable.

Noble has decided, after analyzing available alternatives, that it will not proceed with the previously announced reliability upgrade to the Noble Muravlenko that was scheduled to take place in 2013. As a result of the cancellation of the upgrade, Noble expects that its first quarter 2011 results will include an associated non-cash impairment charge currently estimated to be approximately $40 million. There is no tax effect to the charge. The Company has already begun exploring alternatives and potential opportunities for the Noble Muravlenko. The upgrade projects on the Noble Leo Segerius and Noble Roger Eason are expected to go forward and the Company anticipates that the Noble Leo Segerius will enter the shipyard in Brazil in the first quarter of 2011 to commence its upgrade.
The transactions contemplated by the MOU are contingent on Petrobras board approval and execution of definitive agreements with Petrobras. The Company’s ability to deliver the Noble Phoenix is subject to the release of the unit by Shell.
“These arrangements address key issues for both our customers,” said David W. Williams, Chairman, President and Chief Executive Officer, Noble Corporation. “We are pleased to be able to provide Petrobras with a rig with the capabilities of the Noble Phoenix and in doing so assist Shell in meeting its goals. Furthermore, the commitment on another long-term contract for a newbuild ultra-deepwater drillship beginning in 2013 adds even more strength to our ultra-deepwater fleet and to our backlog story. We look forward to continuing to meet the needs of these two important customers in the years ahead.”
About Noble
Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 71 offshore drilling units (including six drilling rigs currently under construction), located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the Mediterranean, the North Sea, Brazil, West Africa and Asian Pacific. Noble also owns and operates a dynamically positioned floating production, storage, offloading vessel. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

Statements regarding the timing and amount of the gain and impairment charge, completion of the transactions contemplated by the MOU and LOI, plans for the Noble Phoenix and Noble Muravlenko, timing of the mobilization and acceptance of the Noble Phoenix, terms of a drilling contract with Petrobras for the Noble Phoenix, terms of a drilling contract with Shell for a deepwater unit, dayrates, realization of potential bonuses, unit capabilities, construction and upgrades, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to completion of accounting and financial statement preparation processes, actions by Shell, Petrobras and other third parties, including obtaining necessary corporate approvals, the negotiation of and agreement on final documentation, challenges in providing an acceptable deepwater unit on a timely basis, governmental actions, litigation risks, operating hazards and delays, risks associated with operations outside of the U.S., factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors that affect time in the shipyard, weather conditions, the future prices of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
NC- 536
1/17/2011
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director — Corporate Communications,
Noble Drilling Services Inc., 281-276-6729